XECHEM INTERNATIONAL, INC.
          TERM SHEET FOR $1,000,000 BRIDGE LOAN AND DEBT RESTRUCTURING
                                 AUGUST 25, 2005

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New Debt                           The Company will issue  convertible  notes for $1,000,000 (the  "Investment") to Ms. Chassman and investors introduced to the Company by Ms. Chassman (collectively, the "Investors") The Investors will  fund  $100,000  within 24 hours of  execution  of this Term  Sheet,  $400,000  on or before
                                   September 6, 2005 and $500,000 on or before October 6, 2005, provided however, that the Investors shall  have  the  right  to  extend  the  date for full  funding  of the  September  and  October installments  by up to 7 days each. The monies shall be evidenced by convertible  notes due April
                                   6, 2007 (the "Notes").  The Notes will bear simple  interest at 8% per annum , which shall accrue and be due on  maturity.  The Notes may be prepaid in whole or part  without  penalty at any time through  January 31, 2006 and  thereafter  on 5 business  days'  advance  notice,  subject to the
                                   Investors' right to convert the Notes from debt to equity at any time prior to the effective date of the  prepayment.  The principal plus accrued unpaid  interest of the Notes will be convertible into the  Company's  $0.00001  par value  common  stock  prior to  February  1, 2006 based upon a conversion  factor of 5 cents per share,  and  thereafter at a conversion  factor of one cent per share.  The Notes will be secured  by a  collateral  pledge of the  Company's  allocation  of tax credits for fiscal 2004 from the State of New Jersey; the Company will be permitted to sell those credits,  however the proceeds of such sale shall be applied toward a mandatory prepayment of the
                                   Notes (pro rated among them based on the total  principal  plus unpaid  interest  with respect to each of the Notes);  provided further,  that if less than the full $1,000,000 is funded, then the collateral pledge (and corresponding  mandatory  prepayment) will be reduced down proportionately
                                   (for example if only $500,000 is funded, then only half of the tax credits and proceeds therefrom will collateralize the loan). The Company will not be obligated to register the shares underlying the convertible notes. To the extent Xechem lacks sufficient authorized unissued common stock for conversion of the notes to shares,  it will take the necessary  steps to obtain  approval for the issuance of the same as promptly as practicable,  and in the interim shall issue shares of Series
                                   C Preferred Stock with a conversion  ratio of 1,000,000  shares of common stock for each share of
                                   Series C Stock,  which  shares  shall  have a Stated  Value of  $0.00001  per  share and shall be mandatorily  convertible  into common stock as soon as the necessary  underlying  common stock is authorized.

Registration Rights                None;  however,  the Company will work with the Investors with respect to delivering the Rule 144 eligibility opinions for outstanding debt conversions resulting in proposed share sales from time to time, provided the seller meets the necessary Rule 144 requirements.
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Issuance of Shares                 For each  $100,000  of  principal  amount of the Notes that is funded,  the  Company  shall issue
                                   1,500,000  shares of its common stock to the Investor  funding the same  (prorated for fractional amounts),which  would result in  15,000,000  shares in the  aggregate if the full loan is funded.
                                   These shares will be privately issued and not subject to registration rights.

Failure to Timely Fund the Loan    Should  the  Investors  fail to timely  fund the loan as set  forth in the  schedule  above,  the conversion  ratio for the  Restructuring  referenced below will revert to the conversion ratio in effect as if this transaction were not consummated.

Restructuring                      At the Closing the conversion price on all outstanding  loans  (principal plus accrued  interest)
                                   owing  from the  Company  to  Marjorie  Chassman,  The  Harbor  Trust or any of their  respective affiliates  (the "Old Debt"),  will be reset to $0.0075 per share;  provided  further that if the closing  price of the  Company's  common stock as quoted on the Over the Counter  Bulletin  Board reaches $0.03 per share at any time from the date hereof through January 31, 2006,  then: (1) the conversion price for the Old Debt will be reset to $0.01 per share,; and (2) to the extent any of the Old Debt was converted to common stock during the period from the date hereof through January
                                   31, the Company shall cancel the principal  amount of the  remaining  outstanding  Old Debt by an amount equal to the additional  amount of principal that would have had to have been converted to equity to yield the number of shares that were issued due to the prior  conversions if all of the conversions had been effected at $0.01 per share,  rather than $0.0075 per share.  The holders of the Old Debt will agree to not convert at least 50% of the principal amount of the Old Debt until it is either  determined  that the $0.03 per share  price was not met during the  requisite  time period or if met, until the necessary principal cancellation has been effected.

Legal Fees                         Company  to pay legal  fees of one  counsel  selected  by the  Investors,  not to exceed  $7,500, provided that no such fees shall be payable unless the full loan amount is funded.
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      This Agreement shall constitute a binding agreement among the parties with respect to the subject  matter hereof with the parties to use good faith efforts to prepare  definitive  documentation  as quickly as practicable  subject to the foregoing. This Agreement supersedes all other drafts of the Agreement.

AGREED TO:                                  AGREED TO:

XECHEM INTERNATIONAL, INC.

                                            ------------------------------------
                                            MARJORIE CHASSMAN
By:
          --------------------------
          Ramesh C. Pandey, PhD, CEO